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                                          May 13, 1997


Board of Directors                        Board of Directors
Popular, Inc.                             National Bancorp, Inc.
Banco Popular Center                      1300 East Irving Park Road
209 Munoz Rivera                          Suite 200
3rd Floor                                 Streamwood, Illinois 60107
San Juan, Puerto Rico 00918

Gentlemen:

      You have requested our opinion regarding certain federal income tax consequences of the proposed acquisition (the "Reorganization") of all the outstanding shares of National Bancorp, Inc., a Delaware corporation ("NBI"), by Popular International Bank, Inc. ("PIB"), a wholly-owned subsidiary of Popular, Inc., a Puerto Rico corporation ("Popular"). The Reorganization contemplates the acquisition by PIB of all the outstanding shares of stock of NBI, consisting of one class of common stock, par value $10,000 per share ("NBI Common"), in exchange for voting common shares of Popular, $6.00 par value per share ("PI Common"). The foregoing will be accomplished pursuant to the Stock Purchase Agreement by and among BanPonce Corporation, National Bancorp, Inc., and the Stockholders of National Bancorp, Inc., dated December 6, 1996 (the "Agreement"). Since the date of the Agreement, BanPonce Corporation has amended its Amended Articles of Incorporation to change its name to Popular, Inc. and, prior to the closing of the Reorganization, Popular will assign its rights and obligations under the Agreement to PIB.

      In rendering this opinion, we have reviewed and relied upon representations made to us by certain officers of Popular and NBI and by shareholders of NBI in certificates, which representations are incorporated herein by reference. We have also examined such other agreements, documents, and corporate records that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of the signatories to such certificates, agreements, and other documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

      Our opinion is based, in part, on the assumption that the proposed Reorganization described herein will occur in accordance with the Agreement
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Popular, Inc.
National Bancorp, Inc.
May 13, 1997
Page 2


and related agreements as well as with the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate and complete in all respects as of the date hereof and will be accurate and complete in all respects on the effective date of such Reorganization ("Effective Date"). We have also assumed in issuing our opinion that the shareholders of NBI do not have any plan or intention to sell, exchange, or otherwise dispose of a number of shares of PI Common received by them in the Reorganization that would result in the former shareholders of NBI owning shares of PI Common that have a value, as of the Effective Date, of less than 50 percent of all the formerly outstanding shares of NBI Common as of the same date and that NBI will comply in a timely manner with the reporting requirements relating to transfers of shares in domestic corporations contained in Treasury Regulation section 1.367(a)-3(c)(6). Any changes in these facts, or in the accuracy of the assumptions, representations, or covenants, may necessitate reconsideration of our opinion and possibly may result in different conclusions. We have undertaken no independent investigation of the accuracy of the facts, assumptions, representations and covenants set forth or referred to herein.

      For the purposes indicated above, and based upon the facts, assumptions and conditions as set forth herein, it is our opinion that:

            1. The acquisition by PIB of all the outstanding shares of NBI in exchange solely for shares of PI Common and cash in lieu of fractional shares of PI Common will constitute a "reorganization" within the meaning of section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and Popular, PIB and NBI will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;

            2. No gain or loss will be recognized by Popular or PIB upon the acquisition of all the outstanding shares of NBI Common in exchange solely for shares of PI Common and cash in lieu of fractional shares of PI Common (Code section 1032(a));

            3. NBI's shareholders will recognize no gain or loss upon the exchange, pursuant to the Agreement, of their shares of NBI Common for shares of PI Common, except with respect to cash received for fractional shares of PI Common, if any (Code section 354(a)(1); Treasury Regulation section 1.367(a)-3(c));

            4. The basis of the shares of PI Common to be received by NBI's shareholders will be, in each instance, the same as the basis of the shares of NBI Common surrendered in exchange therefor, decreased by any cash received and increased by the amount of gain recognized on the exchange (Code section 358(a)(1));

            5. The holding period of shares of PI Common to be received by NBI's shareholders will include the period during which the shares of NBI Common to be surrendered in exchange therefor were held, provided
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Popular, Inc.
National Bancorp, Inc.
May 13, 1997
Page 3


      the shares of NBI Common were held as capital assets by those shareholders on the date of the exchange (Code section 1223(1)); and

            6. The payment of cash in lieu of fractional share interests of PI Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and were then redeemed by Popular. These cash payments will be treated as having been received as distributions in full payment in exchange for such fractional share interests as provided in section 302 of the Code.

      The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

      This opinion is addressed to and is only for the benefit of Popular and NBI. It is furnished to you pursuant to sections 6.11 and 7.7 of the Agreement and may not be used or relied upon for any other purpose and may not be circulated or otherwise referred to for any other purpose without our express written consent. Our opinion is limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal income tax issues, or any foreign, state or local law issues, arising from the transactions contemplated by the Agreement. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

       We hereby consent to the use of this opinion as an exhibit to the Form S-4 Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included therein.

                                          Very truly yours,



                                          /s/ Vedder, Price, Kaufman & Kammholz
                                          -------------------------------------
                                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ